UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 30, 2020

Date of Report

(Date of earliest event reported)

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6333 North State Highway 161, 4th Floor

Irving, Texas 75038

(Address of principal executive offices)

(972) 870-6400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BCOR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On January 30, 2020, Blucora, Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) has appointed Christopher W. Walters to serve as the Company’s President and Chief Executive Officer, effective January 30, 2020. Mr. Walters will continue to serve on the Board following his appointment. However, in order to comply with NASDAQ listing rules that require each member of the Compensation Committee of the Board (the “Compensation Committee”) to qualify as an independent director, Mr. Walters resigned from the Compensation Committee and as Chairperson of the Compensation Committee, effective January 30, 2020. In order to fill the vacancy in the role of Chairperson of the Compensation Committee, the Board appointed Carol Hayles as Chairperson of the Compensation Committee, effective as of Mr. Walters’s resignation.

Christopher W. Walters, 45, currently serves as a Senior Partner with Activate, which is a next generation strategy consulting firm serving technology, internet, media, entertainment and sports businesses that he joined in 2019. Mr. Walters served from January 2015 to November 2018 as the Chief Executive Officer of Encompass Digital Media, a global technology services business supporting hundreds of leading media companies. Mr. Walters served as the Chief Operating Officer of The Weather Company, a weather focused media information services company that owned and operated The Weather Channel, The Weather Channel app, weather.com, intellicast.com, Weather Underground and WSI, from March 2012 to December 2014. Prior to joining The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, technology, information services and sport businesses as well as investors in these sectors. Mr. Walters holds a Bachelor of Science from the University of Vermont and an M.B.A from the University of Chicago.

In connection with his appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Walters, effective January 30, 2020 (the “Employment Agreement”). Under the Employment Agreement, Mr. Walters is entitled to, among other things: (i) an annual base salary of $780,000; (ii) a one-time signing bonus of $250,000; (iii) an annual target bonus of 150% of base salary; (iv) an equity award for fiscal year 2020 with a total aggregate target value of $5,000,000, which may consist of a mix of time-based restricted stock units, nonqualified stock options and/or performance-based restricted stock units, in each case vesting over a three-year period and subject to approval by the independent members of the Board or a committee thereof. Mr. Walters will also be entitled to a temporary monthly living allowance of $20,000 for up to 12 months following the effective date of Mr. Walters’s employment, subject to certain exceptions, and reimbursement for relocation and other related expenses payable in accordance with the Company’s standard relocation policy.

If Mr. Walters’s employment is terminated without cause or for good reason not in connection with a change of control of the Company, the Employment Agreement provides that Mr. Walters shall be entitled to a lump sum payment equal to two times his then-current base salary and annual target bonus and 18 months of COBRA premiums, subject to his signing a release of claims in favor of the Company. In addition, if Mr. Walters’s employment is terminated without cause or for good reason within 24 months of a change of control of the Company, Mr. Walters will be entitled to (i) a lump sum payment equal to two and one-half times his then current base salary and annual target bonus and 18 months of COBRA premiums and (ii) full acceleration of all time-based unvested equity awards and a one year post-termination exercise period for his options, subject to his signing a release of claims in favor of the Company.

Termination of Office of the CEO and Oversight Committee

In connection with appointment of the Chief Executive Officer described in this Item 5.02, the Board has disbanded the Office of CEO that was first established by the Board on the date the Company’s former Chief Executive Officer departed the Company. The Board also disbanded the Oversight Committee of the Board that was established to oversee the Office of the CEO until the appointment of a successor Chief Executive Officer.

Item 7.01.	Regulation FD Disclosure.

On January 30, 2020, the Company issued a press release announcing the appointment of Mr. Walters. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated January 30, 2020

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2020

BLUCORA, INC.

By:	/s/ Ann J. Bruder
Ann J. Bruder
Chief Legal Officer and Secretary